EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Organization
FM Sponsor I, LLC	Maryland
International Housing Solutions S.à r.l	Luxembourg
International Housing Solutions (US) LLC	Maryland
International Housing Solutions (Ireland) Limited	Ireland
International Housing Solutions (Pty) Ltd	South Africa
MMA Capital Corporation	Michigan
MMA Construction Finance, LLC	Maryland
MMA Del Sur, LLC	Delaware
MMA Equity Corporation	Florida
MMA Financial Holdings, Inc.	Florida
MMA Financial International, LLC	Maryland
MMA Financial TC Corp	Delaware
MMA Financial, Inc.	Maryland
MMA Mortgage Investment Corporation	Florida
MMA New Initiatives, LLC	Maryland
MMA Realty Capital Advisors, Inc.	Delaware
MMA Realty Capital, LLC	Maryland
MMA Red River, LLC	Delaware
MMA Renewable Ventures Solar Fund I, LLC	Delaware
MMA Renewable Ventures Solar Fund II, LLC	Delaware
MMA Renewable Ventures, LLC	Maryland
MMA Solar Fund I GP, Inc.	Delaware
MMA Solar Fund II GP, Inc.	Delaware
Municipal Mortgage & Equity, LLC	Delaware
MuniMae Holdings III, LLC	Delaware
MuniMae Holdings II, LLC	Delaware
MuniMae Holdings, LLC	Maryland
MuniMae Portfolio Services, LLC	Maryland
MuniMae SLP II, LLC	Delaware
MuniMae TE Bond Subsidiary, LLC	Maryland
MuniMae TEI Holdings, LLC	Maryland
R-150 SPE, LLC	Virginia
South Africa Workforce Housing Fund (SA GP) (Proprietary) Ltd	South Africa
SAWHF (Cayman) GP, Ltd	Cayman Islands
TEB Credit Enhancer, LLC	Delaware